Exhibit 3.1

CERTIFICATE OF CORRECTION OF

RESTATED CERTIFICATE OF INCORPORATION OF

R. R. DONNELLEY & SONS COMPANY

R. R. Donnelley & Sons Company, a Delaware corporation (the “Company”), in accordance with the provisions of Section 103(f) of the General Corporation of Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Company is R. R. Donnelley & Sons Company.

2. The Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on July 25, 2007 (the “Restated Certificate”).

3. The Restated Certificate requires correction as permitted by Section 103(f) of the DGCL.

4. The inaccuracy or defect of the Restated Certificate is the inadvertent deletion therein of all references to the preferred stock of the Company, par value $1.00 per share (the “Preferred Stock”), other than the deletion therein of references solely to the Series A Junior Participating Preferred Stock of the Company. The provisions that were inadvertently deleted from the certificate of incorporation of the Company that previously had been in effect include, in “Article FOURTH”, the authority of the Company to issue 2,000,000 shares of Preferred Stock and the provision set forth in “Article FOURTH, Section I, Preferred Stock”, which in pertinent part authorized the Board of Directors of the Company (the “Board”) to provide for the issuance of shares of the Preferred Stock from time to time, with such designations, preferences, rights, qualifications, limitations and restrictions thereof as the Board shall determine. The Certificate of Elimination filed on November 8, 2006 provided solely for the deletion of all references to the Series A Junior Participating Preferred Stock of the Company.

5. The Restated Certificate of Incorporation is corrected to read in its entirety as attached hereto as Exhibit A.

IN WITNESS WHEREOF, the Company has caused this Certificate to be signed by its duly authorized officer this 26th day of September, 2014.

R. R. DONNELLEY & SONS COMPANY

By:	/s/ Suzanne S. Bettman
Name:	Suzanne S. Bettman
Title:	Executive Vice President, General Counsel and Corporate Secretary

EXHIBIT A

(Attached.)

R. R. DONNELLEY & SONS COMPANY

(A Delaware Corporation)

Restated Certificate of Incorporation

R. R. Donnelley & Sons Company, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the corporation is R. R. Donnelley & Sons Company. The name under which it was originally incorporated is “Donnelley, Inc.”, pursuant to an original Certificate of Incorporation filed with the Secretary of State on May 7, 1956.

2. This Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as heretofore amended or supplemented and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation.

3. The Restated Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

4. The text of the Certificate of Incorporation as heretofore amended or supplemented is hereby restated to read as herein set forth in full:

FIRST: The name of the corporation is:

R. R. DONNELLEY & SONS COMPANY

SECOND. Its principal office in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

To carry on a printing business in all its phases.

To furnish services of every kind or description in or related to the graphic arts.

To manufacture, process, purchase, otherwise acquire, prepare for market, publish, merchandise, sell, otherwise dispose of, at wholesale or retail or both, or otherwise deal in all kinds of printing, printed goods, printing machinery, paper, and other materials on or in which printing may be incorporated and by-products thereof and all other kinds of goods, wares, merchandise, commodities or other property of any class whatsoever in any part of the world; and to carry on, and engage in any phase of, a general business of manufacturing, merchandising and trading.

To engage in, carry on or otherwise conduct, directly or through employees or others, research or investigation for general purposes or for the development of new or improved products, by-products, equipment or processes, or uses therefor, or for improving the ease or efficiency of the operations of the corporation or for other purposes.

To produce, process, otherwise acquire, own, modify, sell, transport, dispose of or deal in any and all kinds of raw materials, semi-finished or finished materials, goods, products and any tangible or intangible interests or property.

To purchase, erect, construct, build, rebuild, rent, otherwise acquire, own, hold, use, operate, maintain, alter, manage, deal in, sell, exchange, transfer, mortgage, pledge, encumber, lease, remove, otherwise dispose of or deal with land, buildings, structures, laboratories, equipment, machinery, facilities or any other improvements or real property or personal property whatsoever, either tangible or intangible, or any interest therein.

To purchase, otherwise acquire, own, hold, invest in, deal in, sell, exchange, assign, transfer, mortgage, pledge, encumber, otherwise dispose of, or deal with, as principal or agent, stock of, or evidences of indebtedness created or assumed by, this corporation or any other corporation or corporations of the State of Delaware, any other state, the District of Columbia, or any country or any political subdivision, territory, colony, or possession thereof, or created by any other person or persons including, without limiting the generality of the foregoing, securities, shares, bonds, debentures, notes, open accounts and other evidences of indebtedness, or other interest in, or obligations of, corporations, foreign or domestic, associations, trusts, partnerships, individuals, governmental bodies or authorities, or any other person; and to exercise all the rights, powers and privileges with respect thereto which natural persons might, could or would exercise, including, except in the case of stock or any other securities issued by this corporation having voting rights, the right to vote thereon.

To borrow money and to make or issue evidences of indebtedness of this corporation of all kinds, including bonds, debentures, notes or other evidences of indebtedness whether or not convertible into stock or other securities of the corporation of any class and whether or not secured by mortgage or pledge of the whole or any part of the corporation’s property or otherwise.

To purchase or otherwise acquire the good will, rights, and other property of all kinds, and to undertake and assume the whole or any part of the liabilities, of any corporation, foreign or domestic, association, trust, partnership, individual or other person; and to pay for the same in cash or other property of the corporation, or with stock, bonds, debentures, notes, other evidences of indebtedness issued or created by the corporation, or otherwise.

To promote, finance, invest in, aid or assist, financially or otherwise, any corporation, foreign or domestic, association, trust, partnership, individual or any other person in which or in whom the corporation has any interest of whatever nature or with which or with whom it has business dealings, and in connection therewith to guarantee or become surety for the performance or payment of any undertaking or obligation whatsoever; and to aid in any manner any such person and generally to do any acts or things designed to protect, preserve, improve or enhance the value of any such interest.

To apply for, obtain, register, purchase, license, otherwise acquire, own, hold, use, operate, deal in, introduce, sell, assign, exchange, lease, license, otherwise dispose of or deal with, in whole or in part, any trade names, trade-marks, distinctive marks, copyrights, patents, inventions, formulas, secret processes, licenses, concessions, improvements, processes or the like used in connection with, or secured under, letters patent of the United States of America, or the laws of any other jurisdiction, or otherwise; and to issue, exercise, develop, grant licenses in respect thereof or otherwise turn them to account.

To perform services, or act as agent or broker, for others for any purpose for which it might itself act.

To make and enter into contracts of every kind and description with any corporation, foreign or domestic, association, trust, partnership, individual, governmental body or authority, or any other person; to do and transact all acts, business and things incident to or relating to or convenient in connection with any business, objects or purpose of the corporation as principal or agent or otherwise, and by or through agents, and either alone or in conjunction with others; and to remunerate any corporation, partnership, individual, or other person for services rendered or to be rendered, including, without limitation, the placing or assisting to place or guaranteeing the placing of any stocks, bonds, debentures, or other securities of the corporation or of any other corporation.

To carry on all or any of its operations and business without restriction or limitation as to amount; to have one or more offices in any state, territory or possession of the United States of America, or the District of Columbia, and in any foreign country, or any political subdivision, territory, colony or possession subject to the laws thereof.

In general, to carry on any business or to perform any service in connection with the foregoing, and to have and exercise all the powers conferred by the laws of the State of Delaware upon corporations formed under the general corporation law of such state, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might, could or would do.

The foregoing clauses shall be liberally construed, both as objects and powers; and the objects and purposes specified therein shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this Certificate of Incorporation.

FOURTH. The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is 502,000,000 shares which shall be divided into two classes as follows:

2,000,000 shares of Preferred Stock (Preferred Stock) of the par value of $1.00 per share, and

500,000,000 shares of Common Stock (Common Stock) of the par value of $1.25 per share.

The designations, voting powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of the above classes of stock shall be as follows:

I.

PREFERRED STOCK

1.	Shares of Preferred Stock may be issued in one or more series at such time or times, and for such consideration or considerations, as the Board of Directors may determine.

2.	The Board of Directors is expressly authorized at any time, and from time to time, to provide for the issuance of shares of Preferred Stock in one or more series with such designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, and as are not stated and expressed in this Certificate of Incorporation or any amendment thereto including, but not limited to, determination of any of the following:

(a)	the distinctive serial designation and the number of shares constituting a series;

(b)	the dividend rate or rates, whether dividends shall be cumulative and, if so, from what date, the payment date or dates for dividends, and the participating or other special rights, if any, with respect to dividends;

(c)	the voting powers, full or limited, if any, of the shares of such series;

(d)	whether the shares shall be redeemable and, if so, the price or prices at which, and the terms and conditions on which, the shares may be redeemed;

(e)	the amount or amounts payable upon the shares in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation prior to any payment or distribution of the assets of the corporation to any class or classes of stock of the corporation ranking junior to the Preferred Stock;

(f)	whether the shares shall be entitled to the benefit of a sinking or retirement fund to be applied to the purchase or redemption of shares of a series and, if so entitled, the amount of such fund and the manner of its application, including the price or prices at which the shares may be redeemed or purchased through the application of such fund;

(g)	whether the shares shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the corporation or any other corporation, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and adjustments thereof, if any, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange; and

(h)	any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certification of Incorporation.

3.	Shares of Preferred Stock which have been issued and reacquired in any manner by the corporation (excluding, until the corporation elects to retire them, shares which are held as treasury shares but including shares redeemed, shares purchased and retired and shares which have been converted into shares of Common Stock) shall have the status of authorized but unissued shares of Preferred Stock and may be reissued.

~~I.~~II.

COMMON STOCK

1.	~~The~~Subject to the preferential rights of the Preferred Stock, the holders of the Common Stock shall be entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

2.	Except as may be otherwise required by law or this Certificate of Incorporation, each holder of Common Stock shall have one vote in respect of each share of stock held by him of record on the books of the corporation on all matters voted upon by the stockholders.

~~II.~~III.

OTHER PROVISIONS

1.	~~Any~~Subject to the protective conditions and restrictions of any outstanding Preferred Stock, any amendment to this Certificate of Incorporation which shall increase or decrease the authorized capital stock of any class or classes may be adopted by the affirmative vote of the holders of a majority of the outstanding shares of the voting stock of the corporation.

2.	No holder of Preferred Stock or Common Stock shall have any right as such holder to purchase or subscribe for any security of the corporation now or hereafter authorized or issued. All such securities may be issued and disposed of by the Board of Directors to such persons, firms, corporations and associations for such lawful considerations, and on such terms, as the Board of Directors in its discretion may determine, without first offering the same, or any part thereof, to the holders of Preferred Stock or Common Stock.

3.	Any action required or permitted to be taken by the stockholders of the corporation must be effected at an annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing by such stockholders.

FIFTH. The minimum amount of capital with which the corporation will commence business is one thousand dollars ($1,000).

SIXTH. [Intentionally omitted]

SEVENTH. The number of Directors which shall constitute the whole Board shall be determined by the By-Laws of the corporation except that their number shall be not less than nine (9) nor more than fifteen (15). Each director who is serving as a director on the date of this Amendment to the Certificate of Incorporation shall hold office until the next annual meeting of stockholders after such date and until his or her successor has been duly elected and qualified.

At each annual meeting of stockholders after the date of this Amendment to the Certificate of Incorporation, directors elected at such annual meeting shall be elected for a one-year term expiring at the next annual meeting of stockholders. Each Director elected shall hold office until his successor shall be elected and shall qualify or until his earlier resignation or removal.

EIGHTH. [RESERVED]

NINTH. The corporation is to have perpetual existence.

TENTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

ELEVENTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized:

To make, alter, amend or repeal the by-laws of the corporation.

From time to time, (a) to issue, sell and dispose of shares of the authorized and previously unissued Common Stock of the corporation and shares of its outstanding Common Stock held in its treasury; (b) to issue, sell and dispose of the bonds, debentures, notes and other obligations or evidences of indebtedness of the corporation, including bonds, debentures, notes and other obligations or evidences of indebtedness of the corporation convertible into stock of the corporation of any class; and (c) to authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To declare and pay dividends on the capital stock as permitted by law.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

The Corporation may in its by-laws confer powers upon its board of directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon such board by statute.

The corporation may enter into contracts or transact business with one or more of its directors, or with any firm of which one or more of its directors are members or with any trust, firm, corporation or association in which any one or more of its directors is a stockholder, director or officer or otherwise interested, and any such contract or transaction shall not be invalidated in the absence of fraud because such director or directors have or may have interests therein which are or might be adverse to the interest of the corporation, even though the presence and/or vote of the director or directors having such adverse interest shall have been necessary to constitute a quorum and/or to obligate the corporation upon such contract or transaction; and in the absence of fraud no director having such adverse interest shall be liable to this corporation or to any stockholder or creditor thereof, or to any other person, for any loss incurred by it under or by reason of any such contract or transaction, nor shall any such director or directors be accountable for any gains or profits realized thereon.

TWELFTH. (1) A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Any indemnification under paragraphs (2) and (3) of this Article (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in said paragraphs (2) and (3). Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (ii) if such a quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel (compensated by the corporation) in a written opinion, or (iii) by the stockholders.

The Board of Directors of the corporation shall have the power, in its discretion, to cause the corporation to indemnify any person who was or is a party to any action, suit or proceeding referred to in paragraphs (2) and (3) of this Article by reason of the fact that he is or was an employee or agent (although not a director or officer) of the corporation, or is or was serving at the request of the corporation as an employee or agent (although not a director or officer) of another corporation, partnership, joint venture, trust or other enterprise, to the extent that any such person would have been entitled to be indemnified under the preceding paragraphs of this Article had he been a director or officer of the corporation or serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and been a party to such action, suit or proceeding by reason of being such director or officer.

To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraphs (2), (3), or (5) of this Article, or in defense of any claim, issue or matter therein, he shall be indemnified by the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection herewith.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this Article.

The indemnification and advancement of expenses provided by, or granted pursuant to, the other paragraphs of this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled as a matter of law.

The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article or of the General Corporation Law of Delaware.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.

THIRTEENTH. Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of this corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

FOURTEENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation, provided that in the case of any Article which, by its express terms, requires the authorization of a higher percentage of stockholders than that required by statute for its amendment, alteration, change or repeal, such Article shall be amended, altered, changed or repealed only in accordance with its express terms.

IN WITNESS WHEREOF, R. R. Donnelley & Sons Company has caused this certificate to be signed by Suzanne S. Bettman, its Corporate Secretary, this 25th day of July, 2007.

By	/s/ Suzanne S. Bettman
Suzanne S. Bettman
Corporate Secretary